10.16

CONFIDENTIAL PORTIONS THAT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST AND FILED SEPARATELY ARE INDICATED BY ASTERISK (*).

AMENDMENT TO TERM SHEET

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

This Amendment to Term Sheet (this "Amendment") effective December 21, 2004, amends the term sheet (the "**Term Sheet**"), dated September 2003, by and between National Sports Partners ("**Fox**"), Association of Volleyball Professionals, Inc. ("**AVP**") and Leonard Armato ("**Founder**", and together with Fox and AVP, the "**Parties**"). Capitalized terms used in this Amendment and not otherwise defined will have the meanings set forth in the Term Sheet.

WHEREAS, the parties entered into the Term Sheet to, among other things, create and promote professional beach volleyball content for television in 2003 and 2004; and

WHEREAS, pursuant to Section 10(a) of the Term Sheet, Fox and AVP have negotiated and as a result determined they wish to continue creating and promoting professional beach volleyball content for television in 2005 and 2006.

THEREFORE, in consideration of the mutual promises and covenants set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1. <u>Extension of Production and Distribution Relationship</u>. Pursuant to Section 10(a) of the Term Sheet, Fox and AVP have negotiated the production and distribution agreement set forth in this Section 1. Although Fox and AVP intend to diligently negotiate and promptly enter into the Second Term Production Agreement and the Second Term Distribution Agreement (as such terms are defined below), Fox and AVP acknowledge and agree that the Term Sheet as amended by this Amendment contains all the essential terms of such production and distribution agreement contemplated hereby and, until Fox and AVP enter into agreements that expressly replace this Section 1, that the Term Sheet as amended by this Amendment is a binding agreement.

   (a) <u>Events</u>.

      (i) During each of calendar years 2005 and 2006 (the "**Second Term**"), AVP will organize and stage AVP beach volleyball tournaments. Each year of the Second Term, at least 120 days prior to the first AVP scheduled event in that year, AVP shall (A) notify Fox in writing of the number of Exclusive Events for that year, which for 2005 shall be no less than seven nor more than ten, and which for 2006 shall be no less than seven nor more than twelve and (B) present to Fox a schedule of the events to be staged that year, designating which events, if any, are Broadcast Events; provided, however, such schedule shall include at least a number of AVP events not designated as Broadcast Events sufficient to provide the number of Exclusive Events selected by AVP pursuant to (A) above. Fox will, in cooperation with AVP, select the required number of Exclusive Events for such year from those events not designated as Broadcast Events, but Fox shall have the sole and final determination of such events. Fox may substitute as Exclusive Events (I) any non-Broadcast Event

added after the original schedule was delivered to Fox, and (II) any event that will not be distributed as a Broadcast Event despite such initial designation.

(ii) Fox or a Fox-Affiliated Entity will (A) be an AVP media partner for all Exclusive Events with all of the related benefits, including, without limitation, on-site signage, inclusion in marketing materials, VIP passes and tickets, and (B) receive mutually agreed upon reduced (as qualified below) benefits at all other AVP events. In addition, AVP will use commercially reasonable efforts to allow FSN signage at any AVP event available for broadcast by any party other than Fox or a Fox-Affiliated Entity, subject to the contractual rights of a network broadcast partner. AVP shall use best efforts to ensure that (x) at each Exclusive Event, Fox receives benefits no less favorable than the benefits accorded to NBC or any other distributor of programs at any Broadcast Event, and (y) at each Broadcast Event or other AVP event Fox receives benefits no less favorable than the benefits accorded to NBC or any other distributor of programs at any Exclusive Event.

(iii) AVP will not sell or otherwise permit any signage or other promotional materials that does not meet Fox's standards and practices at any Exclusive Event or Additional Event that Fox elects to Telecast.

(iv) Fox will have an approval right over all press releases and marketing materials that mention Fox or any Fox-Affiliated Entity. Responses to such approval requests will not be unreasonably withheld. In the event that Fox fails to respond within 5 days after request therefore, such request shall be deemed approved by Fox.

(b) <u>Production Agreement</u>. AVP shall enter into a production agreement (the "**Second Term Production Agreement**") with Fox or a Fox-Affiliated Entity. The Second Term Production Agreement will include, without limitation, the following terms:

(i) Fox or a Fox-Affiliated Entity will produce for Telecast, at its own cost, a Program of each Exclusive Event. Fox shall discuss the production budget of each Program, including talent, with AVP. Fox shall determine the budget for each Program, provided the total budget for all Programs produced in each year equals or exceed [redacted] multiplied by the number of Exclusive Events for such year as selected by AVP pursuant to Section 1(a)(i) above. Fox covenants that each Program will be of substantially similar overall quality consistent with the overall quality of the Programs in the preceding year and will submit each Program, as requested, to AVP for reasonable consultation.

(ii) Each Program in 2005 and 2006 will cover both men's and women's competitions and consist of two separate one-hour shows (the "**Shows**"). One of the one-hour shows will include the men's final from the applicable Exclusive Event and the other one-hour show will include the women's final from the applicable Exclusive Event.

(iii) Fox will provide a budget for all Exclusive Events to AVP, upon AVP's reasonable request.

(iv) Each Show will be one hour in length (or as may otherwise be agreed upon by Fox and AVP), including 22 30-second national commercial units per hour.

(v) Each Program will be and remain the exclusive property of AVP under U.S. copyright laws.

(vi) If, pursuant to Section 1(c)(v) below, Fox elects to Telecast any Additional Program featuring Additional Events, each such Additional Program will (A) meet Fox's technical and production guidelines, (B) be formatted to all Fox specifications, and (C) be subject to all of Fox's reasonable approvals, including approval of all content and production elements such as, but not limited to, music, graphics, talent, etc. Fox will have the option, at Fox's cost, to assign a representative to oversee the production of any one or more of the Additional Programs.

(vii) Fox will have the right to produce and Telecast Condensed Programs, subject to the provisions of Section 1(c)(viii) below.

(viii) Fox will have the right to produce and Telecast any Ancillary Footage and AVP will ensure that Fox has all access necessary to obtain such Ancillary Footage at each Exclusive Event and Additional Event, if applicable. Fox will own the rights, including the worldwide copyright, to the Ancillary Footage and any television programs based primarily thereon (e.g., Dig). AVP will have the exclusive right through December 31, 2006, and the non-exclusive right thereafter through December 31, 2007, to distribute the Ancillary Footage and any television programs based primarily thereon outside of the U.S., its territories, possessions and military installations. AVP will not be allocated any advertising inventory with respect to any Ancillary Footage, but Fox will use reasonable efforts to offer such advertising inventory to AVP sponsors. If Fox elects to nationally Telecast a television program consisting primarily of Ancillary Footage, the parties will mutually agree regarding revenue allocations in connection with such program. Fox retains all revenue from any program containing Ancillary Footage that is distributed solely on a limited regional basis.

(c) Distribution Agreement. AVP shall enter into a distribution agreement (the **"Second Term Distribution Agreement"**) with Fox or a Fox-Affiliated Entity. The Second Term Distribution Agreement will include, without limitation, the following terms:

(i) Telecasts. Fox and Fox-Affiliated Entities shall have the exclusive right to Telecast each Program, Additional Program and Condensed Program (including, for avoidance of doubt, all Programs, Additional Programs and Condensed Programs initially aired in calendar years 2003 and 2004) throughout the U.S., its territories, possessions and military installations for a telecast period commencing on the initial Telecast of such Program, Additional Program or Condensed Program and continuing through December 31, 2006, and the non-exclusive Telecast right thereafter through December 31, 2007. In addition, Fox and Fox-Affiliated Entities will have the non-exclusive right, throughout the Second Term, to distribute clips of the

Programs, Additional Program and Condensed Program online (including Internet, world wide web, cable modem and all other forms of online distribution now known or hereafter developed).

(ii) All Programs of Exclusive Events will be telecast on FSN in accordance with Section 1(c)(iii).

(iii) Fox will use commercially reasonable efforts to make the Programs available for Telecast on Regionals carrying FSN to a total of at least 50 million television households. Fox shall set the schedule for the Program Telecasts, provided, however, that (A) Fox shall consider AVP's input about such Telecast schedule in good faith, and (B) the Programs will be initially Telecast in the same or similar weekend time periods as in the prior year.

(iv) Condensed Programs. Fox and the Fox-Affiliated Entities have the right to Telecast Condensed Programs on any Regional in which Fox or a Fox-Affiliated Entity has an equity interest or which carries FSN, subject to the provisions of Section 1(c)(i), above.

(v) Additional Programs. Fox shall have a first right of negotiation and a final right to match for the right to Telecast any and all television programs of Additional Events. If Fox elects to Telecast a program of an Additional Event (i) such program of an Additional Event shall be an Additional Program. If Fox elects not to Telecast a program of an Additional Event, AVP shall have the right to require Fox to distribute such program for Telecast on FSN under the same terms as an Additional Program, subject to schedule and clearance availability as determined by Fox in its sole discretion, by purchasing a "time buy" from Fox or a Fox-Affiliated Entity, at a reduced rate of $30,000 per Telecast hour.

(vi) Broadcast Programs. Fox Broadcasting shall have a right of first negotiation if AVP proposes to distribute any Broadcast Program on a third party broadcaster other than NBC.

(vii) Advertising Inventory – Programs and Additional Programs. The initial Telecast of each Program and Additional Program, if any, will include 22 30-second units of national advertising inventory per one-hour Telecast, of which Fox will be allocated [redacted] units and AVP will be allocated [redacted] units (the number of units allocated to Fox and AVP shall be adjusted pro rata for Telecasts longer or shorter than one hour). Fox retains all 30-second units in excess of the national advertising inventory for regional/local/promotional advertising. AVP shall notify Fox in writing by March 1 of the applicable year for Program Telecasts during that year of any requests for exclusive advertising categories to be potentially reserved for AVP sponsors, which exclusivities, if granted by Fox, shall be applicable to commercial inventory sales for all Programs and Additional Programs, if any, in such years. Exclusive advertising categories reserved for AVP sponsors for the 2005 Program Telecasts shall be: (i) alcoholic beverages; (ii) automobiles; (iii) beverages including carbonated isotonic water; (iv) computer game consoles; (v) hair care; (vi) quick service restaurants; and (vii) any other categories as AVP and

Fox may mutually agree. In the event that Fox elects to replay a Sunday Replay, then [redacted] that compose the national advertising inventory for such Sunday Replay and Fox shall be allocated all other units for regional/local/promotional advertising. There shall be no category exclusivity for Sunday Replays. All replays of a Program or Additional Program Telecast, other than Sunday Replays, shall include the AVP advertising inventory contained in the initial Program or Additional Program Telecast.

(viii) Advertising Inventory – Condensed Programs. AVP will be allocated [redacted] for Condensed Programs airing on Sundays) 30-second units per 30 minutes of Condensed Program Telecast (the number of units allocated to AVP shall be adjusted pro rata for any fraction thereof) and Fox will be allocated all remaining advertising inventory. There shall be no exclusive categories in connection with Condensed Programs.

(ix) Library Footage. Fox and each Fox Affiliated Entity will have the exclusive right through December 31, 2006, and the non-exclusive right through June 30, 2007, to Telecast throughout the U.S., its territories, possession and military installations on any Fox or Fox Affiliated Entity programming service and Telecast on foxsports.com, at no cost to Fox or such Fox Affiliated Entity, the AVP Library (subject to AVP's right to grant third parties the right to use clips for promotional purposes). Television programs of AVP events broadcast by NBC or any other distributor will become part of the AVP Library 30 days after their initial Telecast. If Fox Telecasts television programs of AVP events originally broadcast by NBC or any distributor other than Fox then (A) for Telecasts on days other than Sunday, Fox will be allocat[redacted]dvertising units and AVP will be allocated advertising [redacted] units per hour (based on 22 30-second units of national advertising inventory per hour, the number of units allocated to Fox and AVP to be adjusted pro rata for Telecasts longer or shorter than one hour), (B) for Telecasts on Sunday [redacted] and (C) Fox shall be allocated all other units for regional/local/promotional advertising.

(x) Internet Distribution. Fox and AVP shall negotiate in good faith the online rights to all AVP events prior to such becoming part of the AVP Library; provided, however, Fox will have the right to display clips of AVP events on foxsports.com.

(xi) International Distribution Rights. Notwithstanding Section 8(l) of the Agreement, Fox shall have no right nor obligation to serve as AVP's distributor for international rights to the Programs and Additional Programs.

(d) Marketing and Distribution.

(i) During the term of the Second Term Distribution Agreement, Fox will market and promote the Programs on FSN and the internet, in a manner comparable to the marketing and promotion of Sunday Night Fights Telecast on the FSN platform.

(ii) AVP will use commercially reasonable efforts to make its players available, upon request, to FSN and other Fox-affiliated programming services to appear on programs and promotions to be Telecast on such services.

(iii) AVP will use commercially reasonable efforts to obtain all necessary approvals for Fox to use names, images, likenesses and video and audio signals from any AVP or other events involving AVP athletes for promotion of the Exclusive Events and the Additional Events.

(iv) For so long as Fox has a current agreement with AVP to produce and distribute Programs, FSN shall market and promote the AVP.

2. Term of Production and Distribution Relationship. If Fox ceases to be a Shareholder prior to the end of the Second Term, then, notwithstanding anything in this Amendment to the contrary, the term of the obligations of Fox set forth in the Second Term Distribution Agreement and the Second Term Production Agreement will be reduced to expire at the end of the then-current calendar year. Fox will have an exclusive 30-day negotiation period at the end of 2006 and at the end of every year thereafter during which Fox or a Fox-Affiliated Entity and AVP were parties to a distribution or production agreement with respect to the production and U.S. cable distribution rights of any AVP-related events for the then-upcoming year (including related increases in Fox's Equity Interests in AVP, if any). If such negotiation does not result in an executed agreement, Fox must set forth a final offer for the production and distribution of AVP-related programs and Fox will have a last right to match any third party offer that AVP is prepared to accept if such third party offer is on terms less favorable to AVP than those proposed by Fox. Fox must exercise such matching right within 5 business days of receipt of the terms of such third party offer. As part of any negotiation, terms similar to the Second Term Production Agreement and Second Term Distribution Agreement will be discussed in good faith.

3. Representations and Warranties. The Parties represents and warrants to the other that: (a) it is an entity duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the power and authority to enter into this Amendment and to perform fully its obligations hereunder; (c) it is under no contractual or other legal obligation which might interfere in any way with its prompt and complete performance under this Amendment; (d) it is in compliance with all applicable laws and regulations relating to the performance of its obligations hereunder, with which the failure to comply would result in a material adverse effect to AVP or the Business; and (e) the performance of its obligations hereunder will not result in a default under or violation of any contractual or other legal obligation by which it or its properties is bound, whether upon the receipt of notice, the passage of time or both; provided, however, with respect to Fox, this Amendment is subject to prior approval by Fox's programming partner (i.e., National Sports Holdings, L.L.C.).

4. Miscellaneous. Each reference in the Term Sheet to "this Term Sheet" or words of similar meaning will mean and be a reference to the Term Sheet as amended by this Amendment. Except as specifically amended in this Amendment, the Term Sheet is, and will continue to be, in full force and effect. Except as explicitly set forth, this

Amendment will not operate as a waiver of any provision of the Term Sheet. This Amendment, and the rights and obligations hereunder, are governed by the laws of the State of California, without reference to conflict of law provisions. This Amendment may be executed in counterparts, each of which is an original and all of which together constitute one and the same agreement. Signatures to this Amendment may be delivered by facsimile and will be binding upon the parties.

[*Remainder of Page Intentionally Left Blank*]

IN WITNESS WHEREOF, the Parties have caused this binding Amendment to be duly executed and delivered as of the date first written above.

NATIONAL SPORTS PARTNERS

By:______________________
Name:
Title:

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By:______________________
Name: Andrew Reif
Title: COO

____
LEONARD ARMATO

IN WITNESS WHEREOF, the Parties have caused this binding Amendment to be duly executed and delivered as of the date first written above.

NATIONAL SPORTS PARTNERS

By: [signature]
Name: RITA ALTUZON
Title: EVP AND GENERAL COUNSEL

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By:______________________________
Name:
Title:

____
LEONARD ARMATO

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.
SERIES A PREFERRED STOCK FINANCING
TERM SHEET

This binding term sheet (the "**Term Sheet**") is entered into by and between National Sports Partners ("**Fox**"), Association of Volleyball Professionals, Inc. ("**AVP**") and Leonard Armato ("**Founder**", and together with Fox and AVP, the "**Parties**"), as of September ___, 2003.

Recitals

Fox and AVP wish to create and promote professional beach volleyball content for television. Furthermore, Fox and AVP wish to align their interests through Fox's acquisition of an equity interest in AVP which develops, owns and operates a professional beach volleyball organization in the U.S., including the production of pro beach volleyball events, the management of volleyball professionals in the U.S. and the development of the Related Businesses (as defined in Section 11(a)) (collectively, the "**Business**"). The holders of equity in AVP shall each be referred to herein as a "**Shareholder**". All references herein to "$" or dollars are to U.S. dollars.

Agreement

In consideration of the mutual promises and covenants set forth in this Term Sheet and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	**Definitive Agreements:**	The Parties agree to enter into long-form agreements with respect to the transactions contemplated in this Term Sheet, containing customary terms and conditions ("**Definitive Agreements**"), including, without limitation, a Subscription Agreement, Certificate of Designation – Series A Preferred Shares, Shareholders Agreement, Production Agreement and Distribution Agreement. Although the Parties intend to diligently negotiate and promptly enter into Definitive Agreements, the Parties acknowledge and agree that this Term Sheet contains all the essential terms of the transactions contemplated hereby and, until the Parties enter into Definitive Agreements that expressly replace this Term Sheet, that this Term Sheet is a binding agreement.
2.	**Equity Investment:**	Fox shall acquire 2,498,183 shares of Series A Preferred Stock, par value $0.0001 per share, of AVP ("**Series A Preferred**"), with an initial aggregate value of $2,649,600, or $1.06 per share ("**Initial Value**"), based on a pre-money AVP valuation of $15 million and AVP's capitalization table immediately after investments by Fox, The National Broadcasting Corporation (together with its affiliates, "**NBC**") and Anschutz Entertainment Group (together with its

NY - [illegible]

affiliates, "**AEG**") as set forth on Schedule I.[1] As a condition precedent to Fox's investment hereunder, the AVP Restructuring shall have been completed. For the purposes of this Term Sheet, "**AVP Restructuring**" means the contemplated restructuring of AVP's business pursuant to which it will redeem certain of its capital stock, remove certain directors from its Board, convert significant short term debt into equity, merge Digital Media Campus, Inc., its parent, into AVP, and buy out certain Shareholders.

If any term of any other Series A Preferred investor (other than AEG solely as it relates to the conversion of the promissory note in the principal amount of $1,000,000 plus accrued interest granted by AVP in favor of AEG into Equity Interests (defined below) in AVP (the "**AEG Conversion**")) is objectively more favorable than the terms in this Term Sheet (including any additional rights), AVP shall promptly notify Fox and Fox shall be entitled to incorporate such terms into this Term Sheet, or if executed, the Definitive Agreements. Without limiting the foregoing, if any other Series A Preferred investment (other than the AEG Conversion) is based on a pre-money AVP valuation of less than $15 million, Fox shall be entitled to such lower valuation whereby (i) the Initial Value shall be reduced to the amount equal to such lower pre-money AVP value divided by the number of shares of Common Stock outstanding (on a fully-diluted basis) immediately prior to the issuance of any Series A Preferred (the "**Adjusted Initial Value**") and (ii) Fox shall be issued that number of additional shares of Series A Preferred equal to (a) $2,649,600 divided by the Adjusted Initial Value, minus (b) 2,498,183. The Certificate of Designation – Series A Preferred Shares shall be amended to reflect the Adjusted Initial Value.

For the purposes of this Term Sheet, "**Equity Interests**" means, with respect to any entity, (i) shares of capital stock (or other ownership or profit interest) in such entity, (ii) evidences of indebtedness or other securities convertible into or exchangeable for shares of such capital stock (or other ownership or profit interest); or (iii) warrants, options or other rights for the purchase or acquisition from such entity of shares of such capital stock (or other ownership or profit interest) or such securities, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

In the event that Fox makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, AVP shall cooperate with Fox in making the election.

If there is any change which materially, adversely impacts the value of Fox's ownership interest in the AVP from the contemplated capital

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[1] Numbers to be determined by reference to post-money valuation and existing outstanding Common Stock plus the Series A Preferred to be issued, so that the initial conversion rate post-money is 1 for 1.

structure of AVP set forth in Schedule I, Fox shall have a right to terminate this Term Sheet, and any Definitive Agreements if entered into.

3. Purchase Price:

In exchange for the Series A Preferred set forth in Section 2, Fox shall contribute to AVP its commitments set forth in Sections 7(a), 8(c), 9(d) and 11(b) of this Term Sheet. The Parties agree that such commitments are valued as being worth $2,649,600 to AVP, subject to the adjustments, if any, pursuant to Sections 8(d) and/or 11(b).

4. Rights and Preferences of Series A Preferred:

(a) Dividend Rights:

Dividends, if and when declared by the Board, will be paid pro rata to the holders of the Series A Preferred, the Common Stock and any other class or series of Equity Interests entitled thereto on an as-converted basis. The Series A Preferred also will be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.

(b) Conversion Rights:

The holders of the Series A Preferred shall have the right to convert each share of Series A Preferred into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Initial Value or, if adjusted pursuant to Section 2, the Adjusted Initial Value, (plus all declared but unpaid dividends thereon) by the conversion price, as adjusted pursuant to Section 4(d) of this Term Sheet. The initial per share conversion price for the Series A Preferred shall be equal to the Initial Value or, if adjusted pursuant to Section 2, the Adjusted Initial Value, resulting in a one for one conversion rate.

(c) Automatic Conversion:

The Series A Preferred shall automatically be converted into Common Stock, at the conversion price, as adjusted pursuant to Section 4(d) of this Term Sheet, upon the closing of an underwritten public offering of shares of Common Stock of AVP (a "Qualified IPO").

(d) Antidilution Provisions:

The conversion price of the Series A Preferred shall be reduced for issuances of Equity Interests (other than Series A Preferred) in AVP at a purchase price less than the then-effective conversion price, excluding pursuant to options or other equity rights granted prior to the Effective Date (as defined below) and disclosed to and in amounts acceptable to Fox, by multiplying the then-effective conversion price by a fraction (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding (on a fully-diluted basis) immediately prior to such issuance, plus (2) the number of shares of

Common Stock which the aggregate consideration received by AVP for such issuance would purchase at that conversion price, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding (on a fully-diluted basis) immediately prior to such issuance plus (2) the number of such additional shares of Common Stock so issued (on a fully-diluted basis) (the **"Weighted Formula"**). Without limiting the foregoing sentence, the conversion price shall be reduced pursuant to the Weighted Formula for any new issuances of Equity Interests (other than Series A Preferred) in AVP (other than any issuance to ABG pursuant to the ABG Conversion) that are based on a pre-money company valuation of less than $15 million. Proportional antidilution protection for stock splits, stock dividends and other customary protections. For the purposes of this Term Sheet, **"Effective Date"** means the date of issuance of the Series A Preferred to Fox as contemplated in Section 2 of this Term Sheet.

The conversion price of the Series A Preferred acquired by Fox pursuant to Section 2 shall be adjusted to ensure that any new issuances of Equity Interests in AVP (whether common or preferred) where the proceeds will be used for any business other than Core AVP Business does not reduce the percentage such Series A Preferred represents of the outstanding Equity Interests in AVP (on a fully diluted basis) immediately prior to such new issuance. For the purposes of this Term Sheet, **"Core AVP Business"** means any business, domestic or international, that derives a material part of revenue relating directly from the sport of volleyball, the AVP trademark, or the intellectual property rights of AVP, and the Board reasonably determines in good faith that it is financially sound and reasonable and will help the long term growth of the Business. For example, a themed restaurant (including the licensing of the AVP trademark for the themed restaurant) shall not be considered a Core AVP Business, and the licensing of the AVP trademark for apparel shall be deemed a Core AVP Business.

(e) Voting Rights: Each share of Series A Preferred shall carry a number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock. The Series A Preferred shall generally vote together with the Common Stock and not as a separate class, except as provided below.

(f) Protective Provisions: Subject to those matters requiring two-thirds majority vote as set forth in the next paragraph of this Section 4(f) and those matters requiring a Fox vote as set forth in Section 5(h), consent of the holders of a simple majority of the outstanding Series A Preferred shall be required for: (i) any action that authorizes, creates or issues shares of any class of stock having preferences or voting rights superior to the Series A Preferred, including any increase in the authorized number of shares of Series A Preferred or any other preferred; (ii) any action that reclassifies any outstanding shares into

shares having voting rights or preferences or priority as to dividends or assets senior to the voting rights or preference of the Series A Preferred, or that causes the repurchase of any outstanding capital stock (other than as contemplated under this Term Sheet); (iii) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred (including, without limitation, any amendment or waiver of any right granted to holders of Series A Preferred in this Term Sheet); (iv) any amendment of AVP's Articles of Incorporation or Bylaws that adversely affects the rights of the Series A Preferred, including by merger, consolidation or otherwise; (v) any merger or consolidation of AVP with one or more other corporations in which the shareholders of AVP immediately after such merger or consolidation hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; (vi) the sale, transfer, lease, license or other disposal of all or any substantial portion of AVP's assets; (vii) the liquidation or dissolution of AVP; (viii) any transaction or series of related transactions with any related party (including officers, directors, employees, and non-wholly owned affiliates) in excess of $250,000, other than transactions on fair and reasonable arms-length terms, or transactions which are not on fair and reasonable arms-length terms but shall have been approved by the Board with the director(s) affiliated with the related party abstaining from voting on such transaction; (ix) any substantial alteration (including cessation) of AVP's business; (x) entering into any agreement that contractually prohibits, restricts or limits the ability of AVP to pay dividends (e.g. negative covenants); (xi) any action that would result in recourse liability to any holder of Series A Preferred, provided, however, such action will also require approval of each holder assuming such recourse liability; or (xii) the public issuance of Equity Interests of AVP or the public issuance of debt securities of AVP (other than the issuance of Equity Interests in AVP as contemplated in the capitalization table set forth in Schedule I).

Consent of the holders of two-thirds majority of the outstanding Series A Preferred shall be required for: (i) any issuance of shares of Series A Preferred in excess of the aggregate number of shares of Series A Preferred as contemplated in the capitalization table set forth in Schedule I (other than as contemplated under this Term Sheet); (ii) any Extraordinary Item until Fox shall have been paid in full in respect of its rights under Section 5(g) of this Term Sheet or such rights shall have expired unexercised; or (iii) any issuance by AVP in excess of an aggregate 3,000,000 shares of Common Stock (or options therefore) to employees, officers or directors of AVP pursuant to stock purchase or stock option plans approved by the Board, and which shares (or options therefore) shall be priced at 50% of the Initial Value, as adjusted for dilution. For the purposes of this

Term Sheet, an "**Extraordinary Item**" means (1) any granting of security interests other than certain ordinary course permitted liens necessary for the operation of the Business; (2) any transaction that is not in the ordinary course of business of AVP or is not consistent with the then applicable budget, if it is reasonably likely to further compromise AVP's ability to fulfill its obligations under Section 5(g) of this Term Sheet beyond its ability prior to such proposed transaction; (3) distributions to Shareholders; or (4) capital expenditures in excess of 125% of the budgeted capital expenditures for the then current season as set forth below.

Year	Budgeted capital expenditure
2003	$20,000
2004	$100,000
2005	$140,000
2006 onwards	125% of previous year's budgeted capital expenditure.

5. Subscription and Shareholders Agreements:

The Parties shall enter into a Subscription Agreement and a Shareholders Agreement, which will include, without limitation, the following terms:

(a) Board of Directors:

AVP's Certificate of Incorporation and bylaws shall provide for a Board of up to seven directors. The number of directors cannot be changed except by amendment.

Fox shall have the right to appoint one Board member at any time Fox and its affiliates hold at least 4% of the outstanding Equity Interests in AVP (on a fully diluted basis) or is party to a distribution agreement relating to AVP content and Fox or its affiliate continues to be a Shareholder. Subject to the following sentence, NBC shall not have the right to appoint more Board members than Fox has the right to appoint at any time that Fox is a Shareholder. However, if NBC provides additional funding subsequent to its contemplated investment as set forth in Schedule I, the terms of such additional funding may include the right of NBC to appoint additional Board members; provided, that Fox has a right to provide such additional funding on the same terms (including, without limitation, the same rights to appoint Board members).

(b) Rights of First Offer:

Fox and its permitted assigns shall have a right of first offer to purchase, or cause an affiliate to purchase, up to their pro rata share (based on its percentage of AVP's outstanding shares of Common Stock on a fully diluted basis) of any Equity Interests offered by AVP (other than in a transaction registered under the Securities Act of

1933, as amended (the "1933 Act"), and other than as contemplated by Sections 2 or 8(f)), on the same price, terms and conditions as AVP offers such Equity Interests to other potential investors. This right shall not apply to the issuance by AVP of up to 3,000,000 shares of Common Stock (or options therefore) issued to employees, officers or directors of AVP pursuant to stock purchase or stock option plans approved by the Board (or options therefore) shall be priced at 50% of the Initial Value, as adjusted for dilution.

(c)	Information and Audit Rights:	So long as Fox and its permitted assigns own shares of Series A Preferred, AVP will deliver to Fox and its permitted assigns within a reasonable period upon the request of Fox or its permitted assigns, (i) annual financial statements and budgets; and (ii) unaudited quarterly financial statements. For so long as Fox and its permitted assigns own shares of Series A Preferred, Fox and its permitted assigns shall have annual audit rights at a time and manner so as not to be unreasonable, burdensome or detrimental to the operation of AVP. These information and audit rights shall terminate upon the closing of a Qualified IPO. Following a Qualified IPO, AVP shall deliver to Fox and its permitted assigns, for so long as they own any Common Stock issued upon conversion of Series A Preferred, copies of AVP's 10-K's, 10-Q's and 8-K's promptly after such documents are filed with the Securities and Exchange Commission.
(d)	Registration Rights:	In the event that the AVP is a publicly traded company and the AVP achieves annual gross revenues in excess of $42 million or other financial tests as mutually determined by Fox and AVP or if AVP grants, or has granted, registration rights to any other holder of shares of Series A Preferred, AVP and Fox will use commercially reasonable efforts to enter into a registration rights agreement containing customary demand and piggyback registration rights, but in no event rights less than those granted to any holder of shares of Series A Preferred.
(e)	Non-Compete:	Neither Founder nor any of AVP's key management (to the extent permitted by law) shall engage, directly or indirectly, whether through an affiliated company or in concert with any other person or entity, in any activity that competes with AVP in the U.S. in any Competing Activity. For purposes of this Term Sheet, a "Competing Activity" shall be defined as directly or indirectly engaging in the creation, development or promotion of content related to volleyball. With respect to each restricted individual, this provision shall apply until the earlier of either (i) Fox and its permitted affiliate assigns cease to be a Shareholder, and (ii) (x) in the case of Founder, two years after Founder ceases to be a Shareholder, or (y) in the case of AVP's key management, the restricted individual ceases to be an employee of AVP.
(f)	Transfer Restrictions:	(i) Without the prior written consent of the Board, which consent

shall not be unreasonably withheld, no Shareholder may transfer all or any part of its Equity Interests in AVP to any sports league, association or event or sports marketing company that the Board reasonably determines in good faith is reasonably likely to be a competitor of AVP immediately upon such transfer or shortly thereafter.

(ii) No Shareholder may transfer, either directly or indirectly (including, without limitation, through a change in control), all or any part of its Equity Interests in AVP prior to the second anniversary of the Effective Date, except for transfers to any affiliate of the transferor; provided, that for any such transfer to an affiliate (x) the transferee has the financial and technical ability to perform or cause to be performed the obligations of the transferor hereunder and (y) any distribution obligations of the transferor hereunder remains with such transferor. For purposes of this Term Sheet, any direct or indirect transfer of ownership of Fox to any entity controlled by Fox Entertainment Group, Inc., a Delaware corporation ("FEG"), or Rainbow Media Sports Holdings, Inc. shall not be a transfer in violation of this provision.

(iii) In the event of a transfer or related series of transfers totaling 50% or more of Equity Interests in AVP (on a fully diluted basis), (i) Fox and its permitted assigns and affiliates shall have a tag-along right over all, but not less than all, of their Equity Interests in AVP and (ii) the transferring party shall have a drag-along right over all, but not less than all, of the other Shareholders' Equity Interests in AVP. This right shall terminate upon the closing of a Qualified IPO or the sale of AVP as approved by all classes of Shareholders.

(iv) No Shareholder may transfer all or any part of its Equity Interests in AVP to an owner or operator of a broadcast television station, broadcast television network or other video programming service, other than transfers to NBC or ABG, without the prior written consent of Fox, which consent shall not be unreasonably withheld. The Parties acknowledge that it will not be unreasonable for Fox to withhold consent for any proposed transfers to ABC, ESPN or any of their respective affiliated entities.

(v) All transfers in violation of Sections 4 and/or 5 of this Term Sheet shall be void and ineffective.

(g) Put Right: Except to the extent of any legal restrictions on AVP's purchase of its own shares, for thirty days following each of (x) the conclusion of the 2005 AVP season; (y) the conclusion of the 2006 AVP season; and (z) the first time Fox and its affiliates own 3% or less of the then outstanding Equity Interests in AVP (on a fully diluted basis), (i) Fox

and its permitted assigns shall have the right to require AVP to purchase all of their Series A Preferred, and (ii) Fox and its permitted assigns shall have the right to require AVP to purchase all of any other Equity Interests in AVP then held by Fox, its permitted assigns or its affiliates. The per share put price (the **"Put Price"**) shall be an amount equal to the sum of (1) the Initial Value or, if adjusted pursuant to Section 2, the Adjusted Initial Value, in the case of Series A Preferred, or the original purchase price, in the case of other Equity Interests in AVP, (2) all declared but unpaid dividends thereon to the put exercise date; and (3) interest at an annual rate of prime plus 2% from the date the share was acquired. The Put Price shall be proportionally adjusted for stock splits, stock dividends and other customary protections. AVP shall use its best efforts to raise the necessary amounts to fulfill its obligations under the put hereunder, either through new equity funding (common or preferred) or a new credit line. In the event that AVP cannot raise the necessary amounts despite its best efforts, Fox shall receive a promissory note for the Put Price; provided, that the note is senior to other AVP debt and secured over AVP's assets, subject to security interests existing on the Effective Date and any other security interests approved pursuant to Section 4(f) of this Term Sheet. The promissory note will include customary covenants and other terms consistent with a secured note (including limitations on dividends, liens, incurrence of debt, etc.) and will include certain mandatory prepayment provisions, including from excess cash flow, equity and debt issuances and asset sales out of the ordinary course.

AVP agrees that in the event AVP attempts to prepay its obligations under the $550,000 promissory note granted by AVP in favor of Major League Volleyball, Inc. (**"MLV"**) and MLV does not accept such prepayment, so long as AVP has sufficient funds to pay MLV's note, AVP shall, notwithstanding the terms of MLV's note or any related agreement, make payment on any promissory note granted to Fox pursuant to this Section 5(g) in accordance with the terms of such promissory note of Fox.

(h) Voting Rights: Consent of a majority of Fox and its permitted assigns voting together as one class shall be required for: (i) entering into any agreement that contractually prohibits, restricts or limits the ability of AVP to purchase any of its Equity Interests; (ii) the issuance of Equity Interests in AVP to an owner or operator of a broadcast television station, broadcast television network or other video programming service, other than NBC or AEG; or (iii) any amendment or waiver of any rights specifically granted to Fox or any Fox-Affiliated Entity (as defined below) under this Term Sheet (including, without limitation, put rights and Board rights) or the grant by AVP of any similar right to a third party (other than to NBC in connection with its contemplated investment as set forth in Schedule I, and to AEG in

[illegible]

connection with any issuance to ABG pursuant to the ABG Conversion.

Any material change to the employment agreements between AVP and each of Leonard Armato, Andrew Reif and Bruce Binkow from the latest drafts of such agreements disclosed to Fox prior to the date of this Term Sheet made during the first three years after the date hereof shall require Fox's approval, such approval not to be unreasonably withheld

(i) Representations, Warranties and Covenants:

AVP will provide customary representations and warranties (including, without limitation, relating to organization and qualification, capitalization, authorization, execution and delivery, validity and enforceability, issuance of the Series A Preferred, compliance with laws (including securities laws in connection with issuance), governmental and third-party consents, no conflicts, financial statements, no undisclosed liabilities, no material adverse or other specified changes, no litigation, taxes, insurance, material contracts, no defaults, intellectual property, arrangements with employees (e.g., confidentiality, non-competition and intellectual property assignment), affiliate and other interested party transactions, title to assets, employee benefits and relations, environmental matters, no illegal or immoral business activities or practices, brokers/finders fees, and disclosure of all material information), and covenants reflecting the provisions set forth herein.

6. **Events:**

(a) Each year of the Term (as defined below), AVP will organize and stage AVP beach volleyball tournaments. Each year of the Term, Fox will select at least seven such events, featuring both men's and women's competitions, to exclusively Telecast (as defined below) in the U.S. (each an "**Exclusive Event**"), in the manner described below. For 2003, the Exclusive Events shall be scheduled as set forth on Schedule II. For 2004, at least 120 days prior to the first AVP scheduled event in that year, AVP shall present to Fox a schedule of the events to be staged that year, designating which events, if any, are designated for distribution by standard free-over-the-air broadcast television (each such event, a "**Broadcast Event**"); provided, however, such schedule shall include at least seven AVP events not designated as Broadcast Events. Fox will, in cooperation with AVP, select seven events of the events not designated as Broadcast Events as the Exclusive Events for 2004, but Fox shall have the sole and final determination of such events. Fox may substitute as Exclusive Events (i) any non-Broadcast Event added after the original schedule was delivered to Fox,

and (ii) any event that will not be distributed as a Broadcast Event despite such initial designation.

(b) Fox or a Fox-Affiliated Entity will (i) be an AVP media partner for all Exclusive Events with all of the related benefits, including, without limitation, on-site signage, inclusion in marketing materials, VIP passes and tickets, and (ii) receive mutually agreed upon reduced (as qualified below) benefits at all other AVP events. In addition, AVP will use commercially reasonable efforts to allow FSN signage at any AVP event available for broadcast by any party other than Fox or a Fox-Affiliated Entity, subject to the contractual rights of a network broadcast partner. For purposes of this Term Sheet, **"Fox-Affiliated Entity"** means each affiliate of FEG and each affiliate of Fox. AVP shall use best efforts to ensure that (i) at each Exclusive Event, Fox receives benefits no less favorable than the benefits accorded to NBC or any other distributor of programs at any Broadcast Event, and (ii) at each Broadcast Event or other AVP event Fox receives benefits no less favorable than the benefits accorded to NBC or any other distributor of programs at any Exclusive Event.

(c) AVP will not sell or otherwise permit any signage or other promotional materials that does not meet Fox's standards and practices at any Exclusive Event or Additional Event (as defined below) that Fox elects to Telecast.

(d) Fox will have an approval right over all press releases and marketing materials that mention Fox or any Fox-Affiliated Entity. Responses to such approval requests will not be unreasonably withheld. In the event that Fox fails to respond within 5 days after request therefore, such request shall be deemed approved by Fox.

7. **Production Agreement:**

AVP shall enter into a production agreement (the **"Production Agreement"**) with Fox or a Fox-Affiliated Entity. The Production Agreement will include, without limitation, the following terms:

(a) Fox or a Fox-Affiliated Entity will produce for Telecast, at its own cost, a television program of each Exclusive Event (each program, a **"Program"**). Fox shall discuss the production budget of each Program, including talent, with AVP. Fox shall determine the budget for each Program, provided the total budget for all Programs produced in 2003 equals or exceeds [redacted] and the total budget for all Programs produced in 2004 equals or exceeds [redacted] (based on seven Programs). Fox covenants that each Program will be of

substantially similar overall quality and will submit each Program, as requested, to AVP for reasonable consultation.

(b) Each Program will cover both men's and women's competitions.

(c) Fox will provide a budget for all Exclusive Events to AVP, upon AVP's reasonable request.

(d) Each Program will be two hours in length, including 22 30-second national commercial units per hour.

(e) Each Program will be and remain the exclusive property of AVP under U.S. copyright laws.

(f) If, pursuant to Section 8(f) below, Fox elects to Telecast any program (each an "**Additional Program**") featuring AVP events other than the Exclusive Events or the Broadcast Events (each an "**Additional Event**"), each such Additional Program will (i) meet Fox's technical and production guidelines, (ii) be formatted to all Fox specifications, and (iii) be subject to all of Fox's reasonable approvals, including approval of all content and production elements such as, but not limited to, music, graphics, talent, etc. Fox will have the option, at Fox's cost, to assign a representative to oversee the production of any one or more of the Additional Programs.

(g) Fox will have the right to produce and Telecast one-hour versions of any one or more of the Programs or the Additional Programs, if any (each, a "**Condensed Program**"), subject to the provisions of Section 8(i) below.

(h) Fox will have the right to produce and Telecast any footage ancillary to (i) all Exclusive Events and (ii) all Additional Events that Fox elects to Telecast as an Additional Program, including backstage footage and footage of athletes participating in such events ("**Ancillary Footage**") and AVP will ensure that Fox has all access necessary to obtain such Ancillary Footage at each Exclusive Event and Additional Event, if applicable. AVP will own the rights, including the worldwide copyright, to the Ancillary Footage, but will grant Fox an exclusive, worldwide, royalty-free, perpetual license to distribute the Ancillary Footage by all means of Telecast. AVP will not be allocated any advertising inventory with respect to any Ancillary Footage, but Fox will use reasonable efforts to offer such advertising inventory to AVP sponsors. If Fox elects to nationally Telecast a television program consisting primarily of Ancillary Footage, the parties will mutually agree regarding revenue allocations in connection with such program. Fox retains all revenue from any program containing Ancillary Footage that is distributed solely on a

limited regional basis.

8. **Distribution Agreement:**

AVP shall enter into a distribution agreement (the "**Distribution Agreement**") with Fox or a Fox-Affiliated Entity. The Distribution Agreement will include, without limitation, the following terms:

(a) Telecasts. Fox and Fox-Affiliated Entities shall have the exclusive right to Telecast each Program and each Additional Program, if any, throughout the U.S., its territories, possession and military installations for a telecast period commencing on the initial Telecast of the initial Program and continuing through December 31, 2004, and the non-exclusive Telecast right thereafter through June 30, 2005 or for such additional period as is reasonably required to fulfill all of Fox's obligations in the Distribution Agreement, but in no case later than December 31, 2005. "**Telecast**" means any means of technology of transmitting a video signal or audio signal, whether presently existing or hereafter developed, by any manner or system of payment, including, without limitation, non-standard television (including, without limitation, basic, tier and/or premium cable distribution), direct broadcast satellite television ("**DBS**"), subscription television ("**STV**"), multi-point distribution systems ("**MDS**"), multiple multi-point distribution systems ("**MMDS**"), local multi-point distribution systems ("**LMDS**"), satellite master antennae television systems ("**SMATV**"), open video system ("**OVS**"), television receive-only ("**TVRO**"), closed circuit television, , airline, theater, restaurant and hotel/motel distribution, narrow and broadband services, video dial tone, pay-per-view and video on demand ("**VOD**"). In addition, Fox and Fox-Affiliated Entities will have the non-exclusive right, throughout the Term, to distribute clips of the Programs online (including Internet, world wide web, cable modem and all other forms of online distribution now known or hereafter developed).

(b) All Programs of Exclusive Events will be telecast on FSN (as defined below) in accordance with Section 8(c).

(c) Fox will use commercially reasonable efforts to make the Programs available for Telecast on regional sports networks (each a "**Regional**") carrying the Fox Sports Net programming service ("**FSN**") to a total of at least 50 million television households. Subject to AVP staging the Exclusive Events as set forth in Section 6(a), in 2003, Fox will cause a minimum of five Programs to be Telecast in July and August (combined) and use commercially reasonable efforts to Telecast two Programs in September. Fox shall use

commercially reasonable efforts to clear the initial Program Telecasts in 2003 (i) between 12:00pm and 8:00pm (local time) on the dates set forth on Schedule III, or (ii) between 4:00pm and 8:00pm (local time) on Sundays. Fox shall set the schedule for the 2004 Program Telecasts, provided, however, that (A) Fox shall consider AVP's input about such Telecast schedule in good faith, and (B) the Programs will be initially Telecast in the same or similar weekend time periods as in 2003.

(d) Equity Adjustment. To the extent that Fox or Fox-Affiliated Entities are unable to distribute the Programs for Telecast on Regionals serving at least 50 million television households, on average, on the dates and times as set forth in Section 8(c), Fox's Equity Interests in AVP will be reduced by an amount equal to: (i) for 2003, [redacted] (the market cost of the timeslot during which the Program Telecasts air in 2003) multiplied by a fraction, the numerator of which is 50,000,000 less the average number of television households cleared and the denominator of which is 50,000,000 and (ii) for 2004, [redacted] (the market cost of the time during which the Program Telecasts air in 2004) multiplied by a fraction, the numerator of which is 50,000,000 less the average number of television households cleared and the denominator of which is 50,000,000. Such adjustments, if any, shall be made by way of redemption by AVP from Fox for no value that number of shares of Series A Preferred equal to the dollar amount of equity reduction calculated above divided by the Initial Value or, if adjusted pursuant to Section 2, the Adjusted Initial Value.

(e) Condensed Programs. Fox and the Fox-Affiliated Entities have the right to Telecast Condensed Programs on any Regional in which Fox or a Fox-Affiliated Entity has an equity interest or which carries FSN, subject to the provisions of Section 8(i).

(f) Additional Programs. During 2003, any television program of an Additional Event may only be Telecast on Fox or via a Fox-Affiliated Entity (i.e., as an Additional Program). During 2004, Fox shall have a first right of negotiation and a final right to match for the right to Telecast any and all television programs of Additional Events. If Fox elects to Telecast a program of an Additional Event (i) such program of an Additional Event shall be an Additional Program, and (ii) pending prior written consent of AVP and approval of the AVP Board, not to be unreasonably withheld or delayed, Fox's Equity Interests in AVP shall be increased to reflect the contribution to AVP by Fox of the production and distribution

of the new Additional Program, determined consistently with Fox's contributions to AVP with respect to the Programs. If Fox elects not to Telecast a program of an Additional Event, AVP shall have the right to require Fox to distribute such program for Telecast on FSN as an Additional Program, subject to schedule and clearance availability as determined by Fox in its sole discretion, by purchasing a "time buy" from Fox or a Fox-Affiliated Entity, at a reduced rate of [redacted] per Telecast hour.

(g) Broadcast Programs. In 2003, any television program of a Broadcast Event (a "**Broadcast Program**") may only be distributed on Fox Broadcasting or NBC. In 2004, Fox Broadcasting shall have a right of first negotiation if AVP proposes to distribute any Broadcast Program on a third party broadcaster other than NBC.

(h) Advertising Inventory – Programs and Additional Programs. The initial Telecast of each Program and Additional Program, if any, will include 44 30-second units of national advertising inventory per two-hour Telecast, of which Fox will be allocated [redacted] units and AVP will be allocated [redacted] units (the number of units allocated to Fox and AVP shall be adjusted pro rata for Telecasts longer or shorter than two hours). Fox retains all 30-second units in excess of the national advertising inventory for regional/local/promotional advertising. AVP shall notify Fox in writing by May 15, 2003 for the 2003 Program Telecasts and by March 1, 2004 for the 2004 Program Telecasts of any requests for exclusive advertising categories to be potentially reserved for AVP sponsors, which exclusivities, if granted by Fox, shall be applicable to commercial inventory sales for all Programs and Additional Programs, if any, in such years. Exclusive advertising categories reserved for AVP sponsors for the 2003 and 2004 Program Telecasts shall be: (i) alcoholic beverages; (ii) automobiles; (iii) beverages including carbonated isotonic water; (iv) computer game consoles; (v) hair care; (vi) quick service restaurants; and (vii) any other categories as AVP and Fox may mutually agree. In the event that Fox elects to replay a Program or Additional Program Telecast on a Sunday afternoon/evening nationally (a "**Sunday Replay**"), then Fox and AVP will [redacted]0-second units that compose the national advertising inventory for such Sunday Replay and Fox shall be allocated all other units for regional/local/promotional advertising. There shall be no category exclusivity for Sunday Replays. All replays of Program or Additional Program Telecasts, other than Sunday Replays, include the AVP advertising inventory contained in

the initial Program or Additional Program Telecasts.

(i) Advertising Inventory – Condensed Programs. AVP will be allocated [redacted] 30-second units per one-hour of Condensed Program Telecast (the number of units allocated to AVP shall be adjusted pro rata for any fraction thereof) and Fox will be allocated all remaining advertising inventory. There shall be no exclusive categories in connection with Condensed [redacted] Programs.

(j) Library Footage. Fox and each Fox Affiliated Entity will have the exclusive right through December 31, 2004, and the non-exclusive right through June 30, 2005, to Telecast on any Fox or Fox Affiliated Entity programming service and foxsports.com, at no cost to Fox or such Fox Affiliated Entity, the AVP library of programs of its events (the "AVP Library") (subject to AVP's right to grant third parties the right to use clips for promotional purposes). Television programs of AVP events broadcast by NBC or any other distributor will become part of the AVP Library 30 days after their initial Telecast. [redacted]

(k) Internet Distribution. Fox and AVP shall negotiate in good faith the online rights to all AVP events prior to such becoming part of the AVP Library; provided, however, Fox will have the right to display clips of AVP events on foxsports.com.

(l) International Distribution Rights. During the Term, Fox shall be AVP's distributor for international rights to the Program Telecasts and all Additional Programs provided Fox presents AVP with a sales plan (including estimated minimums and terms) that is approved by AVP, such approval not to be unreasonably withheld. If any international distribution agreement includes other programs as part of a package sale, then Fox will allocate in good faith a reasonable portion of the sales from such package to AVP's programs.

9. **Marketing and Promotion:**

(a) During the term of the Distribution Agreement, Fox will market and promote the Programs on FSN and the internet, in a manner comparable to the marketing and promotion of Sunday Night Fights Telecast on the FSN platform.

(b) AVP will use commercially reasonable efforts to make its players available, upon request, to FSN and other Fox-affiliated programming services to appear on programs and promotions to be Telecast on such services.

(c) AVP will use commercially reasonable efforts to obtain all

necessary approvals for Fox to use names, images, likenesses and video and audio signals from any AVP or other events involving AVP athletes for promotion of the Exclusive Events and the Additional Events.

(d) For so long as Fox is a Shareholder, FSN shall market and promote the AVP.

10. Term and Termination

(a) Term. The term of Sections 6, 7, 8 and 9 and the Distribution and Production Agreements shall expire as set forth in Section 8(a) of this Term Sheet (the "Term"), provided that if Fox ceases to be a Shareholder prior to the end of such term, then, notwithstanding anything in this Term Sheet to the contrary, the term of such provisions will be reduced to expire at the end of the then-current calendar year. Fox will have an exclusive 30-day negotiation period at the end of 2004 and at the end of every year thereafter during which Fox or a Fox-Affiliated Entity and AVP were parties to a distribution or production agreement with respect to the production and U.S. cable distribution rights of any AVP-related programs for the then-upcoming year (including related increases in Fox's Equity Interests in AVP, if any). If such negotiation does not result in an executed agreement, Fox must set forth a final offer for the production and distribution of AVP-related programs and Fox will have a last right to match any third party offer that AVP is prepared to accept if such third party offer is on terms less favorable to AVP than those proposed by Fox. Fox must exercise such matching right within 5 business days of receipt of the terms of such third party offer. As part of any negotiation, terms similar to the current Production and Distribution Agreements will be discussed in good faith.

(b) Termination of Distribution and Production Agreements. Fox will have the right to terminate its obligations under the Production and Distribution Agreements after calendar year 2003 if AVP exceeds $350,000 in net operating losses in 2003. For purposes of this Term Sheet, net operating losses will not include depreciation or amortization. If Fox exercises such termination right, AVP shall have the right to require Fox to Telecast the 2004 Exclusive Event Programs in accordance with the provisions of Section 8(c) for a time buy of [redacted] per hour; provided, however, such Programs are produced in accordance with the provisions applicable to Additional Programs set forth in Section 7(f).

11.	**Related Businesses:**	(a) AVP may engage in any and all businesses related to professional beach volleyball including, without limitation, licensing and merchandising, including home video rights (such as DVD, VHS and CD merchandising) (collectively, the "**Related Businesses**").
		(b) Fox and AVP will discuss foxsports.com taking over management of the AVP website. If Fox does not manage the AVP website, Fox's Equity Interests in AVP will be reduced by way of redemption by AVP from Fox for no value that number of shares of Series A Preferred equal to $350,000 divided by the Initial Value or, if adjusted pursuant to Section 2, the Adjusted Initial Value.
		(c) Fox will have an exclusive 30-day negotiation period with respect to Fox's involvement in any proposed reality or other television concept involving the AVP (e.g., the Ultimate Beach Girl promotion).
12.	**Representations and Warranties:**	Each Party represents and warrants to the other Parties that: (a) it is an entity duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the power and authority to enter into this Term Sheet and to perform fully its obligations hereunder; (c) it is under no contractual or other legal obligation which might interfere in any way with its prompt and complete performance under this Term Sheet; (d) it is in compliance with all applicable laws and regulations relating to the performance of its obligations hereunder, with which the failure to comply would result in a material adverse effect to AVP or the Business; and (e) the performance of its obligations hereunder will not result in a default under or violation of any contractual or other legal obligation by which it or its properties is bound, whether upon the receipt of notice, the passage of time or both; provided, however, with respect to Fox, this Term Sheet is subject to prior approval by Fox's programming partner (i.e., National Sports Holdings, L.L.C.).
13.	**Confidentiality:**	The Parties will keep the existence and terms of this Term Sheet strictly confidential, and will not disclose the existence or substance of such terms to any of their respective employees, agents or advisors who do not have a need to know or any third party (other than potential investors in AVP) without the prior written consent of the other Parties. Notwithstanding anything herein to the contrary, any Party (and any employee, representative or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Term Sheet and all materials of any kind (including opinions

or other tax analysis) that are provided to it relating to such tax treatment or tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable law including U.S. federal or state securities laws.

14. Assignment:

This Term Sheet is binding upon each Party's assigns, transferees and successors; provided that, no Party may assign or otherwise transfer, by operation of law or otherwise, this Term Sheet in whole or in part without each other Party's prior written consent. Notwithstanding the prior sentence, either Party may assign this Term Sheet in its entirety without the other Party's consent to any of the following: (i) the assigning Party's successor in a consolidation, merger or acquisition (provided that the assignee acquires all or substantially all of the assets, equity or beneficial interests of the assigning Party), (ii) an entity under common control with, controlled by or in control of the assigning Party, or (iii) a lender, as an assignment of collateral to secure credit extended to the assigning Party; provided, however, no Party may effect a transfer of its Equity Interests in AVP or other transaction pursuant to this Section in contravention of the restrictions and approval rights set forth in this Term Sheet. The assignor will give the other Parties written notice within 30 days of any assignment described in the immediately preceding sentence.

15. Entire Agreement:

This Term Sheet constitutes the entire understanding between the Parties concerning the subject matter of this Term Sheet. Each Party acknowledges that it is not entering into this Term Sheet in reliance upon any term, condition, representation or warranty not stated in this Term Sheet. This Term Sheet supersedes any and all other prior and contemporaneous agreements, whether oral or written, pertaining to the subject matter hereof.

16. Severability:

If any provision of this Term Sheet is deemed unenforceable for any reason, such provision will be modified or severed from this Term Sheet to the extent necessary to make such provision enforceable unless the remaining provisions would be rendered inadequate to accomplish the basic purposes and intent of the Parties. Neither the unenforceability of such provision nor the modification or severance of such provision will affect the enforceability of any other provision of this Term Sheet.

17. Agreements with Employees:

AVP will enter (or has already entered) into nondisclosure and other employee arrangements with its employees in a form reasonably acceptable to Fox. In addition, AVP will enter into employee

agreements acceptable to Fox with its key employees.

18.	**Miscellaneous:**	This Term Sheet, and the rights and obligations hereunder, are governed by the laws of the State of California, without reference to conflict of law provisions. This Term Sheet may be executed in counterparts, each of which is an original and all of which together constitute one and the same agreement. Signatures to this Term Sheet may be delivered by facsimile and will be binding upon the parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this binding Term Sheet to be duly executed and delivered as of the date first written above.

NATIONAL SPORTS PARTNERS

By: [signature]
Name: Randy Freer, COO
Title:

OCT 15

ASSOCIATION OF VOLLEYBALL PROFESSIONALS, INC.

By: [signature]
Name: [illegible]
Title: COO

[signature]
LEONARD ARMATO

SCHEDULE I

CAPITALIZATION TABLE

[redacted]

Leonard Armato	$674,856	2,898,943	0	0	2,898,943	0	2,898,943	0
Bruce Binkow	$0	0	0	0	0	0	0	0
DMC Shareholders	$3,421,863.60	1,775,003	0	0	1,775,003	0	1,775,003	0
AEG (Note Conversion)	$1,090,547.75	NA	1,485,768	0	1,485,768	0	1,485,768	1,485,768
FOX	$2,640,000	NA	0	2,496,183	2,496,183	0	2,496,183	2,496,183
NBC	$1,000,000	NA	0	950,395	950,395	0	950,395	950,395
New Cash Investors		NA	0	3,771,411	3,771,411	0	3,771,411	3,771,411
Fees	NA	NA	0	188,571	188,571	0	188,571	188,571
Option Holders (Old) *	$242,227	9,898,845	0	0	9,898,845	0	9,898,845	0
Option Holders (New) ***	$1,887,4[illegible]	NA	0	0	0	3,000,000	3,000,000	0

* This ONLY includes AVP option holders that have fully vested prior to any Series A investment. All DMC Options holders are accounted for elsewhere as it is assumed that 100% will convert into AVP Common.
** This analysis assumes that ALL authorized stock contemplated in the Series A round is sold. Series A listed as "Fees" are allocated for finders/brokers.
*** These options are representative of a complete option pool that is envisioned POST closing of the Series A. All options will vest over a 4 year period.

SCHEDULE II

SCHEDULE OF EXCLUSIVE EVENTS FOR 2003

1. Ft. Lauderdale, FL
2. Tempe, AZ
3. Hermosa Beach, CA
4. San Diego, CA
5. Belmar, NJ
6. Las Vegas, NV
7. Carson, CA

SCHEDULE III

POSSIBLE CLEARANCE OF INITIAL PROGRAM TELECASTS IN 2003

Program #1: Ft. Lauderdale, FL	– July 5, 2003
Program #2: Tempe, AZ	– July 12, 2003
Program #3: Hermosa Beach, CA	– July 19, 2003
Program #4: San Diego, CA	– July 26, 2003
Program #5: Belmar, NJ	– Aug. 2, 2003
Program #6: Las Vegas, NV	– Sept. 20, 21, 27 or 28 or Oct. 4 or 5, 2003
Program #7: Carson, CA	– Sept. 20, 21, 27 or 28 or Oct. 4 or 5, 2003